Exhibit 99.12(b)

September 21, 2010

Oak Value Fund

Oak Value Trust

1450 Raleigh Road

Suite 220

Chapel Hill, NC  27517

RS Capital Appreciation Fund

RS Investment Trust

388 Market Street

Suite 1700
San Francisco, CA  94111

Ladies and Gentlemen:

We hereby consent to the filing, as an exhibit to Post-Effective Amendment No. 2 to the Registration Statement of RS Investment Trust on Form N-14 (File No. 333-167725), of our opinion, dated as of September 7, 2010, addressed to you as to certain tax matters related to the acquisition of the assets of Oak Value Fund, a series of Oak Value Trust, a Massachusetts business trust, by RS Capital Appreciation Fund, a series of RS Investment Trust, a Massachusetts business trust.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP